Exhibit 99.2

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EDITED TRANSCRIPT

GEF—Q1 2013 Greif Inc. Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 28, 2013 / 03:00PM GMT

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FEBRUARY 28, 2013 / 03:00PM GMT, GEF - Q1 2013 Greif Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Deb Strohmaier Greif, Inc.—VP, Communications

Rob McNutt Greif, Inc.—SVP and CFO

David Fischer Greif, Inc.—President and CEO

CONFERENCE CALL PARTICIPANTS

Phil Gresh JPMorgan Chase & Co.—Analyst

Adam Josephson KeyBanc Capital Markets—Analyst

Chris Manuel Wells Fargo Securities, LLC—Analyst

Steve Chercover D.A. Davidson & Co.—Analyst

Ghansham Panjabi Robert W. Baird & Company, Inc.—Analyst

PRESENTATION

Operator

Greetings, and welcome to the Greif, Inc. first quarter 2013 earnings conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Deb Strohmaier, Vice President, Corporate Communications, for Greif, Inc. Thank you, Ms. Strohmaier, you may begin.

Deb Strohmaier —Greif, Inc.—VP, Communications

Thank you, Claudia, and good morning. As a reminder, you may follow this presentation on the web at greif.com in the investor center under conference calls. If you don’t already have the earnings release, it is also available on our website. We are on slide 2.

The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are on slide 2 of this presentation, in the Company’s 2012 Form 10-K and in other Company SEC filings, as well as Company earnings news releases.

This presentation uses certain non-GAAP financial measures, including those that exclude special items such as restructuring and other unusual charges and EBITDA. EBITDA is defined as net income, plus interest expense net, plus income tax expense, less equity earnings of unconsolidated subsidiaries net of tax, plus depreciation, depletion and amortization expense. Management of the Company uses the non-GAAP measures to evaluate ongoing operations and believes that these non-GAAP measures are useful to enable investors to perform a meaningful comparison of current and historical performance of the Company. All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the first quarter 2013 earnings release.

Giving prepared remarks today are, in order of speaking, Senior Vice President and CFO Rob McNutt; and President and CEO, David Fischer. I will now turn the call over to Rob.

Rob McNutt —Greif, Inc.—SVP and CFO

Good morning and thanks for joining us. Please turn to slide 3. Before I get into the 2013 results for first quarter, I want to make sure that readers of our release understand the changes we made to the presentation of earnings. We are presenting on a GAAP basis, on the face of the release, with the disclosure of special items included in the GAAP numbers below.

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FEBRUARY 28, 2013 / 03:00PM GMT, GEF - Q1 2013 Greif Inc. Earnings Conference Call

Now to the results. First quarter 2013 earnings exceeded our budget despite a very soft holiday period. December volumes in our Rigids business were negatively impacted as many of our major customers extended holiday shutdowns to balance inventories. In the Paper Packaging business, our volumes were strong and EBITDA for the first quarter exceeded our budget. Overall for the quarter, volumes were higher than in the first quarter of 2012, which drove higher operating profit, EBITDA and net income.

We are on track to achieve our previously stated full-year guidance for EBITDA of $450 million to $500 million.

In December 2012, led by our new Treasurer, Nadeem Ali, the Company amended its $1 billion senior secured facility. Specific benefits included lower interest rates and increased financial flexibility.

Please turn to slide 4. Our first quarter 2013 cash flow was lower than a year ago. There were a couple of key factors that drove the year-over-year cash flow difference. Inventory changes totaled $40 million. Part of this change is normal variation, but in addition, we terminated consignment inventory programs in North America and in Asia. We are now financing that inventory more efficiently with less administrative complexity and at a lower cost of capital, leveraging the new secured credit facility. The impact on the balance sheet was to increase inventory by approximately $15 million. There was also higher inventory due to increased production in our Flexible Products and Services segment as we de-bottlenecked production problems in Turkey.

The other big change from first quarter 2012 cash flow is related to other assets, the largest component of which is attributable to timing of cash flows under our European receivables purchase agreements. As with the steel inventory consignment program, we are now financing these assets more efficiently. We also ended the quarter with higher VAT taxes receivable, which represents about $11 million, and that’s a timing issue.

The balance of $7 million includes foreign currency impacts and a number of puts and takes of other smaller categories for the assets.

Please turn to slide 5. Net sales increased nearly 2%, to $1,009,000,000 for the first quarter of 2013. This included a 3% increase in volumes reflecting improvement in most of our markets, including strong performance in the Paper Packaging segment. Selling prices decreased 1% for first quarter versus a year ago and the impact of foreign currency translation was essentially neutral.

The pass-through of lower raw material costs in the Rigid Industrial Packaging & Flexible Products segments during the first quarter 2013 more than offset higher selling prices in the Paper Packaging segment.

SG&A expense was $123 million for the first quarter of 2013 versus $113 million a year ago. Employee-related expenses, including pension, medical and performance-based incentive accruals and expenditures related to the global ERP implementation were higher than the same period last year.

First quarter 2013 operating profit increased 14% to $65 million. The $8 million increase was attributable to strong performance in our Paper Packaging segment, supplemented by improved results for the Land Management and Rigid Industrial Packaging & Services segment, partially offset by a $2 million decrease in operating profit for the Flexible Products segment.

EBITDA increased to $101 million for the first quarter of 2013 from $95 million for the first quarter of 2012. Improved results in the Paper Packaging, Rigid Industrial Packaging & Services and Land Management segments each contributed to this year-over-year increase.

Net interest expense declined to $22 million for the first quarter of 2013 from $23 million a year ago. This was due to lower debt outstanding compared to the same period last year and more favorable borrowing rates.

Income tax expense was $12.5 million for the first quarter of 2013 compared with $11 million the prior year. This increase was due to higher pre-tax earnings compared with the first quarter of 2012. The Company’s effective tax rate was 32.3% for the first quarter of 2013, in line with the same period last year, reflecting higher earnings from businesses operating in North America relative to lower tax rate jurisdictions.

Cash tax payments were $9 million for the first quarter of this year. The Company also received a $5 million refund in the United States related to a tax credit from fiscal 2009. Diluted earnings per Class A share were $0.43 in the first quarter of 2013 versus $0.38 for the same period last year.

I’m now on slide 6. Net sales for the Rigid Industrial Packaging & Services segment were $704 million for the first quarter of 2013 and similar to the same period last year. Volumes increased 4% in this segment for the first quarter of 2013 versus a year ago. Most regions other than Western Europe experienced increased volumes driven by higher customer activity compared with the same period last year. However, the continuation of economic conditions and market pressure in Western Europe remains a challenge.

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FEBRUARY 28, 2013 / 03:00PM GMT, GEF - Q1 2013 Greif Inc. Earnings Conference Call

The 4% increase in volumes was offset by the combined effect of a 3% decrease in selling prices due to pass-through of lower raw material cost and a 1% negative impact of foreign currency translation. First quarter 2013 operating profit increased $1 million from the same period last year to $32 million. The year-over-year difference was attributable to lower restructuring and acquisition-related costs in 2013.

Flexible Products & Services on slide 7 — net sales for the Flexible Products & Services segment decreased 3% to $111 million for the first quarter of 2013. Average selling prices were 2% below the same period last year, principally due to a change in customer mix for multiwall bags and market pressure in the United States that were partially offset by slightly higher selling prices for polywoven products due to favorable product mix.

During the past few quarters, there has been considerable network rationalization and consolidation of manufacturing capacity in the Flexible Products & Services segment. This was in response to the soft market conditions in Western Europe and also to position the polywoven business for increased profitability and future growth. Operating profit was $600,000 for the first quarter of 2013 versus $2.3 million the prior year. There are indications the polywoven business is turning the corner and should achieve improved performance during the remainder of 2013. Much of this is attributable to the successful progress of operational issues in Turkey, coupled with measures to streamline the cost structure. These changes involved additional time and more expense than we had originally anticipated to complete.

The other factor that influenced Flexible Products’ first quarter 2013 operating profit was startup costs for three facilities. These costs include the recently completed phase 1-A of the fabric hub in the Kingdom of Saudi Arabia and costs associated with the converting facility in Morocco and the shipping sack facility in the United States.

I’m now on slide 8. The Paper Packaging segment had another strong quarter, driven by a 10% increase in net sales which totaled $184 million for the first quarter of 2013. Higher selling prices and a change in product mix accounted for 7 percentage points of the net sales increase, while first-quarter volumes represented an additional 3 percentage points compared with first quarter of 2012. Operating profit increased 38% to approximately $28 million for the first quarter of 2013. Key factors included the solid increase in selling prices, higher volumes and lower raw material costs. OCC costs were at about $19 below first quarter 2012, but were $40 higher on a sequential basis.

Please turn to slide 9. For Land Management, net sales increased 32% to $8.6 million for the first quarter of 2013, and particularly benefited from increased timber sales. This was principally due to customer demand and wet weather conditions which favor our high and dry timberland properties, which can still be accessed even in wet weather.

Operating profit increased 40% to $4.2 million for the first quarter of 2013. This year’s first-quarter results were attributable almost exclusively to the increase in timber sales.

Please turn to slide 10. For fiscal 2013, excluding Western Europe, we anticipate an increase in volumes versus the prior year, reflecting modest global economic growth plus relatively stable raw material costs and improved operating performance. We reaffirm our outlook for fiscal 2013 that EBITDA will be between $450 million and $500 million.

That concludes my remarks. I will now turn the call over to David.

David Fischer —Greif, Inc.—President and CEO

Thank you, Rob. Please turn to slide 11. I want to begin by emphasizing my statement in our earnings release and echo what you have heard from Rob this morning. That is, our first quarter results were slightly ahead of plan despite the protracted shutdowns of many of our major chemical customers at the end of calendar 2012. These shutdowns were longer than normal and certainly lengthier than we had expected them to be. We remain on track to achieve our EBITDA guidance for fiscal 2013.

Please turn to slide 12. I want to address safety. Safety is the way we start every operations meeting in our plants around the world. Maintaining a safety-first culture is consistent with The Greif Way, and it’s the right thing to do with our employees and our visitors.

It is also secondarily a path to save money. This past quarter, we celebrated with 55 facilities around the world that achieved our Chairman’s Safety Excellence Award for 2012. These 55 facilities, working a cumulative 8.5 million man hours, had a world class medical case rate between 0 and 1. We continue to make gains in our safety performance as we pursue our goal of zero incidents across the entire network.

This Company-wide effort benefits the quality of work life for our employees and yields significant gains for our shareholders.

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FEBRUARY 28, 2013 / 03:00PM GMT, GEF - Q1 2013 Greif Inc. Earnings Conference Call

Moving to slide 13, the trend line reflects gradual improvement in our markets, notwithstanding ongoing concerns about current and longer-term economic conditions in Western Europe. We continue to closely monitor these developments, and particularly the actions of our customers and our suppliers. As in the past, we are responding aggressively to market pressures while also implementing plans to strengthen Greif’s long-term position and competitive advantages.

Since the most recent economic downturn, which began for us in the third quarter of 2011, we have been involved in restructuring and other actions in order to adapt quickly but not prematurely to events as they unfold. Resolution of the pending issues within Western Europe may take several years, and these local industrial markets may look quite different at the end of that period than they do today.

Regardless of that outcome, we will continue to right-size our manufacturing footprint and our cost structure to properly serve our customers. Many of them operate global businesses and are currently evaluating their best course of action for the future. Greif’s comprehensive global footprint is poised to meet their needs wherever they operate around the world today and in the future.

In contrast to the challenges of Western Europe, there is gradual improvement in our other markets. We are encouraged by increased activity in regions such as the Middle East, Eastern Europe and specific countries such as Brazil, China, Russia and Singapore. However, the most exciting emerging opportunity perhaps is here in the United States, which is at the front end of a manufacturing renaissance led by the energy revolution. A number of our customers have already announced plans to add manufacturing in the United States, and the total investment publicized to date by industrial companies is $90 billion over the next few years.

While it will be several years before these industrial facilities are up and operational, the infrastructure requirements and the economic benefits may appear earlier.

Paper Packaging remains an important element of the Greif portfolio. During this period, we have achieved strong performance in the Paper Packaging segment. Record results continue to be established as we benefit from our own initiatives and from the improved containerboard market in the United States.

We are on slide 14. Three years ago, we launched a multi-year asset strategy internally referred to as the efficient frontier in our Paper Packaging business. It is focused on improving long-term performance, increasing operating efficiencies and reducing the cost structure of each facility. Although we have achieved a number of records based upon financial measures during the recent quarters, there is still a substantial amount of improvement to be realized.

As we have pursued improvement in our existing businesses, we have also made strategic investment, particularly in three global platforms since 2010 that are focused on increasing profitability through growth. While each of those businesses currently has a substantial exposure to Western Europe, we are working aggressively to diversify that sales concentration through growth in other markets.

I was recently in Turkey to meet with our Flexibles business managers, who have been aggressively implementing the Greif Business System at the FIBC plants there. My visit followed several months of their work to consolidate their manufacturing footprint across Europe.

I was encouraged to see concrete signs of progress, including our recently completed phase 1-A fabric hub in the Kingdom of Saudi Arabia. To further our Flexibles product range, we continue to lay the groundwork for entering the shipping sack market in the United States. The business is increasing sales capabilities in North America to accomplish that goal.

Also last month, we unveiled a new Fustiplast IBC line in China. To help introduce the new and better IBC to the market, we hosted a technological seminar for our customers so that they could easily learn firsthand the innovative and differentiating features of the Fustiplast Flubox®. This IBC enhances our product portfolio in China, allowing us to offer the full range of industrial packaging products to our customers there.

We have also installed an IBC line in Brazil and plan to begin production at a new IBC line later this year in the North American market.

We continue to integrate the reconditioning business with our Rigids business. Depressed market conditions and stiff competition have challenged the availability of used containers. In the United States, we continue to work on expanding our footprint for collection and customer service. Customers continue to emphasize the need for reconditioned packaging and recycling services as they move towards their long-term sustainability goals, which may include closed loop systems.

Please turn to slide 15. Our three global growth platforms further broaden our product offering to customers and strengthen Greif’s long-term competitive advantage. These growth strategies are also being supplemented with grass roots product innovation. You may think that all drums, containerboard or polywoven products are alike. However, our customers are keenly aware of the differences that distinguish a product’s quality, performance and value.

We recently introduced new products in three of our core businesses. Examples include our NexDrum™ and our LEADERCORR™ product. Our new plastic NexDrum is making headway in the market as customers value its lighter weight and sturdier design, which handles the rigors of stacking better than a traditional plastic drum. This innovative drum is made using state-of-the-art extrusion and injection molding processes, which provide excellent durability and consistent wall thickness using less resin.

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FEBRUARY 28, 2013 / 03:00PM GMT, GEF - Q1 2013 Greif Inc. Earnings Conference Call

The other product example is LEADERCORR, which is manufactured in our Paper Packaging business. It’s a recyclable alternative to foam board used primarily for signage and in-store displays. It is produced using less energy, less water and less starch versus other paper-based alternatives and has a flatter surface that is ideal for printing. The best part for end-use customers is that it can be placed directly into the OCC stream for recycling after its use. By replacing the traditional foam board with LEADERCORR, customers stop paying to have their discarded signage hauled away to the landfill and begin being paid for their valuable OCC. For some large multilocation retailers, that swing yields immediate and significant cost savings and addresses their sustainability goals.

These products have been well received by customers and offer significant growth potential. Additionally, they include elements that address sustainability. Sustainability is an economic and environmental imperative. The companies that best understand this will be the companies that succeed in the future.

We have been consciously reducing our environmental footprint for the past decade through the Greif Business System, which provides the tools and the analytics for all areas of our operation. For us now, sustainability is not a standalone effort. We are working on consciously weaving sustainability practices into everything we do and realizing both the social and the financial benefits from it.

Every effort we make to enhance our sustainability profile must have a business case. If it doesn’t make sense for the business, it isn’t sustainable and it isn’t pursued.

That concludes my remarks. Rob and I will now be glad to take your questions.

QUESTION AND ANSWER

Operator

Phil Gresh, JPMorgan.

Phil Gresh —JPMorgan Chase & Co.—Analyst

The first question, Rob, I wanted to just follow up on the cash flow. The color you gave there was helpful. I guess I just wanted to clarify how much of that would you say is a permanent change, the consignments and receivables versus temporary? You mentioned it a little bit, but I just wanted to get a broader picture of how you would think about working capital this year as a result of these items that happened in the quarter.

Rob McNutt —Greif, Inc.—SVP and CFO

Yes, and thanks for the question. It will give me a chance to give you a little more detail.

In terms of the consignment inventories, historically in some locations, we basically had our suppliers hold inventory for us. Now, obviously that’s not free, but it shows up on their balance sheet rather than ours. What we have been able to do with the refinancing that was completed in December is it’s actually cheaper for us on an all-in cost basis, total cost of ownership basis, to hold that inventory rather than have our suppliers hold that.

And so that component of the inventory is now moved on to Greif’s balance sheet and will be there. Now, obviously we will continue to monitor alternative sources of financing that inventory. But for the foreseeable future with financing we’ve got in place, that seems to be a more attractive — that is definitely a more attractive way to finance that.

The other inventory item I mentioned was the Flexibles in Turkey. As we got the de-bottlenecking done that David spoke to in Turkey and improved that productivity and got the throughput there, that production came on and the sales channels weren’t fully committed for that. Through the month of February, the sales in that business out of Turkey have improved pretty significantly and we see that inventory working its way down. We should see that work down a lot of it over Q2, probably some of it into Q3 and then normalize thereafter.

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FEBRUARY 28, 2013 / 03:00PM GMT, GEF - Q1 2013 Greif Inc. Earnings Conference Call

And so I mentioned the consignment inventory was about $15 million and the Turkey issue was more in the $10 million range, $11 million range. Now, beyond that, we have normal fluctuations in inventory. At fiscal year-end at October, we ended it with relatively low inventories and timing issues and so forth and preparing for market and so forth. Those ended up this quarter, first quarter, up a little bit. And so, obviously, those have moved with price as well.

In terms of the receivables, the European receivables purchase agreement — fundamentally, what we do there is, as we sell product, we turn around and do a true sale of receivables to a financial partner. And the financial partner then discounts those receivables and has a hold-back on that in part for discounting, in part for risk and so forth.

And so, as we had improved sales coming out of January, that’s a component of that. And so that is going to fluctuate as our receivables balance moves in Europe. And so if you assume that Europe is going to continue to improve and we will continue to improve sales there, that will be a more permanent part of the financing structure as well. The VAT taxes are strictly a timing issue, and that ebbs and flows, timing, at the end of every month.

Phil Gresh —JPMorgan Chase & Co.—Analyst

Okay. So do you feel like working capital will be a source this year or, because of some of these one-time changes, it will be a head wind? Because it was a pretty big source last year, so I’m just trying to get a sense of how you are thinking about it now.

Rob McNutt —Greif, Inc.—SVP and CFO

If you think about it on our balance sheet, our objective is to still make it a source this year even with these head winds, which, again, as I look at it — I’m trying to identify and Nadeem is trying to think of the best, most economic way to finance the working capital of the Company. And so our objective is to make it a source. But, as I think I mentioned on the fourth-quarter call, that it would be tough for us to reach the amount of cash we generated out of working capital last year, this year. But it’s still expected to be a source.

Phil Gresh —JPMorgan Chase & Co.—Analyst

Okay, and then on the Industrial Packaging side, on the Rigid side, the volume performance clearly started to turn a little bit despite what you called out for slowness in December. But if I look kind of pre the items, your restructuring is down quite a bit. Pre-items, the margins were still lower year-over-year. So I’m assuming there’s still some price challenges there that you guys had called out last quarter. North America was a new thing that you had called out. So I’m just wondering if you could give us an update on how things are looking on the pricing front and just elaborate on what you are seeing volume-wise as you look at the rest of the year. It sounds like you are a bit more optimistic.

David Fischer —Greif, Inc.—President and CEO

So I will take the question. I would say that conditions on margins and pressures on margins have not changed markedly in recent quarters, still very competitive in various parts of the world. But they have not deteriorated further. And we are starting to see some signs of firming.

The volume is a bit more clear to us. And as you take a look, if you would weather a little bit of a walk around the world, I will give you a more specific answer to how volumes are looking. If you back up and look at the landscape, regarding a comparison to the same time period as previous year, most of our volumes across our portfolio are up slightly to up, meaning that — and I will go through the specifics in here a second — up just a little bit, or up fairly significantly for us, save the polywoven business, which has gone down, primarily driven by us unwinding some unprofitable JVs in Australia and unwinding some unprofitable operations and JV in China.

But overall, compared to the same time period as last year, we are cautiously optimistic that volumes are up slightly to up. And then, versus sequentially the last quarter of calendar 2012, it’s a mixed bag because of seasonality. So you get a little bit of a mixed bag in looking at those numbers.

But as I go through RIPS North America, I will give you first the previous year and then I will give you it sequentially versus Q4 2012. Again, up very slightly, single digits versus previous year and down due to seasonality about 10%, which is expected, versus Q4 last year.

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FEBRUARY 28, 2013 / 03:00PM GMT, GEF - Q1 2013 Greif Inc. Earnings Conference Call

In Europe, we see it up versus previous year low-single digits and down again due to seasonality about the same amount as North America. APAC, Asia-Pacific — it was a bit of a surprise how strong it was versus the same time period last year, from my vantage point. And I think it speaks to the slowdown China experienced throughout 2012, and they seemingly have rebounded from that, and not just China but also Southeast Asia, up about 10% versus previous year, and even up slightly versus Q4, which was probably the biggest surprise for me.

Latin America is up mid-single digits versus the same time period last year and up versus Q4 as well. This is seasonally a slow time period for the ag-chem business down there, but all indications are that some of the major countries down there are having a very robust agricultural season.

Steel closures are — our packaging accessories business up mid-single digits versus previous year and down because of seasonality versus Q4. Polywoven I mentioned down mid-single digits because of the unwinding of a couple unprofitable JVs and down versus fourth-quarter low-single digits.

And then our mills, up only slightly versus same time period last year. And that is basically because we have been running at capacity for some period of time versus Q4 down due to seasonality, slightly.

So I hope that wasn’t too long-winded of an answer, but that’s kind of what we are seeing around the world. I’m sorry; were you asking one other question?

Phil Gresh —JPMorgan Chase & Co.—Analyst

No, no; that was very helpful. I was just wondering what are you seeing now. As we enter this quarter, are you seeing any continued acceleration in some of these trends? And as we think about what happened on the way down with Flexibles kind of lagging Rigids in terms of when the volumes fell, how would you think about Flexibles on the way up? Do you feel like you are going to start seeing some of this improvement there as well?

David Fischer —Greif, Inc.—President and CEO

Yes, we do. That’s a good memory on your part. We do have a longer supply chain in the Flexibles business, and it’s seasonally a low period. We do anticipate it following the Rigids business, which is a much, much shorter lead time.

As far as the first part of your question, in terms of acceleration, I’m not ready yet ready to say we see an acceleration of what we are currently seeing, but we certainly see it continuing the firming track. Listening to customers around the world, their voices are changing versus the last, let’s say, eight quarters of mixed bag and challenging environments. I wouldn’t say it’s euphoric, but they certainly see some firming in their own business around the world. And, Rob, I don’t know if you want to add anything to that.

Rob McNutt —Greif, Inc.—SVP and CFO

Yes. The only thing I would say is that, as David had mentioned, that the holiday period was unusually soft with extended shutdowns of customers. As we went through January, through the course of January, we saw significantly improved performance in most geographies. Part of that looks to be a snap back on inventory side, but also firming, improving underlying business. And again, with the exception of Western Europe, improved performance in terms of volumes really throughout the rest of the world including, as David said, China, even going into the Chinese New Year, which is an unusual event to see that kind of improvement at this time of year.

David Fischer —Greif, Inc.—President and CEO

I would say lastly, Phil, the one area that I would also highlight is in the US Gulf Coast area, and a little bit on the East Coast, but mostly US Gulf Coast area. We are, I think because of the breadth of industries we get exposure to and the numerous facilities we get exposure to from a customer standpoint, we often see some things that are maybe opaque to the rest of the world a little bit earlier. And we are clearly see a change in attitude due to this shift in energy and energy-intensive industries, not only within existing capacities around the world for global customers, but also new customers coming to North America. And you do hear and see real evidence of increased demand, not necessarily in Q2 or even Q3, but in the coming quarters and years that are coming to the US shores. And there’s no mistaking that.

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FEBRUARY 28, 2013 / 03:00PM GMT, GEF - Q1 2013 Greif Inc. Earnings Conference Call

Phil Gresh —JPMorgan Chase & Co.—Analyst

Okay, that’s really helpful. Thanks a lot. I’ll turn it over.

Operator

Adam Josephson, KeyBanc Capital Markets.

Adam Josephson —KeyBanc Capital Markets—Analyst

David, just to follow up on something you were talking about before, about your customers sounding somewhat more optimistic than they had been over the past couple years, is that in any specific region? Or is this greater optimism fairly broad-based, from what you can tell?

David Fischer —Greif, Inc.—President and CEO

From what I can tell, and we tried to spell it out in the release, some of the major countries like Brazil, Russia, Singapore, China, Malaysia, US Gulf Coast — more optimistic. And I’m a little bit guarded to report on something like that because they have been beat down fairly significantly in the industrial segments during the downturn, and any little sign or even stability might cause them to be more optimistic. But it’s a continual drumbeat and it’s definitely a change in their tone in those areas.

I would tell you that in the industrial segments of Western Europe, they are still pessimistic. Unlike the financial markets, which seemingly have stabilized or moved sideways in Western Europe, the industrial segments have not and the Q4 data of the major Western European countries confirms what we are seeing, that they are still in a contraction mode — maybe slight, but still on the downward trajectory and certainly not up. But outside Western Europe and specific to the countries I mentioned, we are hearing optimism.

Adam Josephson —KeyBanc Capital Markets—Analyst

That’s helpful, David, thank you. And just two others — one is in fiscal 2012, your assets in Flexible and Paper were fairly comparable, yet obviously one segment is generating significantly more profit than the other. How are the diverging performances of those two businesses affecting your CapEx plans for them, if at all?

Rob McNutt —Greif, Inc.—SVP and CFO

As you look at what the Company did, say, five years ago with this efficient frontier strategy in the Paper business that David described, we made those investments and we greatly improved the cost structure. Now, we’ve gotten a lot of tail winds in that business from the markets in North America, but make no mistake that the investments the Company has made have improved our cost structure and have allowed us to pursue higher-value markets, and those are showing up in the bottom line of the Paper business.

We are about two-thirds to three-quarters of the way through that investment plan; it’s a multi-year plan. And so over the next few years, as we continue to play that out, depending on opportunities in the market, other cash flow calls and so forth, we will continue to fill that out.

So similar to that as we put together the strategy for the Flexibles business, we put in place a strategy a few years ago and have been executing on that strategy. And so that kind of an investment strategy doesn’t pay off immediately, but we continue to believe that the underlying strategy is the right strategy. And so, as we have said in the Flexibles business on past calls, the pace of the investment in Saudi may stretch a little bit as the market in Western Europe, which, again, recall that was by far the bulk of the market in that business when we bought that — the pace of the investment in Saudi to fill out that fabric hub there will be somewhat tied to the market demand for the downstream products. And then our investment strategy around that business, as we had said initially, to diversify the markets out of that and invest in downstream distribution in markets like North America, where, I think, as David described well, the renaissance of the energy is going to create a lot of opportunities there. So we will have the opportunity to continue to execute on that strategy and grow that business.

So I think that answers the question in terms of being a long ways through the investment cycle. On paper, it’s paying strong dividends. We’re at the earlier part of that investment strategy cycle on the Flexibles business.

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FEBRUARY 28, 2013 / 03:00PM GMT, GEF - Q1 2013 Greif Inc. Earnings Conference Call

Adam Josephson —KeyBanc Capital Markets—Analyst

Thanks, Rob. And just one last one on Rigid — how much of the improvement that you are expecting in Rigid over the remainder of the year is coming from improvement in the legacy business versus improvement in the performance of the recent acquisitions?

David Fischer —Greif, Inc.—President and CEO

I don’t think we’ve broken that out specifically by category, but I would say it is shared between the two markets. I think we are seeing a heritage business improvement, perhaps more driven by volume and the acquired businesses improving more from an operational capability and the Greif Business System lowering their cost structure, increasing their efficiency, but one that is, let’s say, hindered in the Rigid side, and particularly to the reconditioning and recycling business, due to the lack of availability of empty vessels and empty units that we can process.

As far as specific to the Rigid IBC, it’s just more of us getting past the build and start-up of four new lines around the world and getting those lines filled up as we enter as a third player to many of those markets around the world to existing customers.

So it’s a little bit of a mixed bag. It’s a good question, but it’s a little bit of a mixed bag that you have to peel it back a little bit to get a clear picture of.

Adam Josephson —KeyBanc Capital Markets—Analyst

Got it.

Rob McNutt —Greif, Inc.—SVP and CFO

Also recognize that that legacy business is, by far, the bigger weight in that. Right?

Adam Josephson —KeyBanc Capital Markets—Analyst

Got it. Thank you both, and thanks for the change in how the press release is appearing. I really appreciate it.

David Fischer —Greif, Inc.—President and CEO

You’re welcome.

Rob McNutt —Greif, Inc.—SVP and CFO

Thanks.

Operator

Chris Manuel, Wells Fargo.

Chris Manuel —Wells Fargo Securities, LLC—Analyst

Just a couple questions — first, Rob, I appreciate the color you give us with respect to some of the elements within working capital. But just — maybe I’m still a little confused, so let me ask the question a little differently. If I added the two pieces together, the elimination of inventory consignments and the other balance sheet piece in Europe, that was about — if I did it right, about $40 million. And is working capital for 2013 anticipated to be flat, including the $40 million change, or excluding that?

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FEBRUARY 28, 2013 / 03:00PM GMT, GEF - Q1 2013 Greif Inc. Earnings Conference Call

Rob McNutt —Greif, Inc.—SVP and CFO

I’m sorry if I wasn’t clear on that, Chris. Including the additional balance sheet head winds we will absorb from bringing those consignments on our own balance sheet, we still anticipate that we will have an improvement in net working capital, or it will be a source of cash for the total year for the Company, not nearly the source of cash that it was in 2012, but continue to be a source of cash.

Chris Manuel —Wells Fargo Securities, LLC—Analyst

Okay, well, that’s quite remarkable considering you have this $40 million to overcome. So, okay, that’s encouraging.

The second question I had was, as we look at — David, you talked about some pricing issues and we’ve talked about those a number of times in the past, in the RIPS business. At what point do those start to anniversary? So it was very apparent last quarter, it was apparent this quarter as we’ve had volume improvement and as that business continued to post lower numbers year-over-year. At what point does that start to anniversary and we’d see more traditional contribution from — or degradation from volume up or down?

David Fischer —Greif, Inc.—President and CEO

Thanks, Chris. I’m assuming anniversary means turning point, or when do they sunset. And if that’s the case, I think the volume and somewhat higher capacity utilization by the industry has to be realized before we are going to see, let’s say, a strong move in pricing. And that volume — this is the first quarter we are seeing some hints that volume is starting the recovery. I can’t predict the future; I don’t know if it’s going to be one quarter or three or four quarters. Probably it’s related also to whether or not we see an acceleration of the volume through the customers to whether or not we are going to start to see margins expand markedly.

All the while, we are constantly working on our monthly performance of margin management at all of our key accounts and house accounts across the globe. That will give us some incremental gains in margins. But it’s largely going to be driven by the health and the economic activity of our markets on a future basis.

Chris Manuel —Wells Fargo Securities, LLC—Analyst

Let me ask it maybe a little different. I guess what I was looking for is, at some point, you will begin to comp and run over on a year-over-year basis, when you began to see that pressure and when we started to see margins decline due to pricing. What quarter over the course of your year does that fall in? And if, as you suggested, that the pricing environment has been stable this quarter and was probably stable last quarter, if memory serves, I was thinking it was April-May time frame last year when you began to see pricing step-downs. I’m just trying to confirm that that’s approximately when, in a static environment, that we would begin to lap those same comparisons. Does that make sense?

David Fischer —Greif, Inc.—President and CEO

That makes sense. I don’t know — I haven’t looked at that in the coming year as much as I have been looking at the absolute margins, but I believe you are correct. I’m going to come back to you as a follow-up on that just to make sure I’m grounded. But I think you are correct, in that we should have the benefit of a lower comp coming into the third quarter.

Chris Manuel —Wells Fargo Securities, LLC—Analyst

Okay, next question I had is when you look at the three growth platforms you talked about — Flexibles, reconditioning, IBCs — and this is kind of a follow-up to Adam’s question — we can see — there’s transparency as to how the Flexibles business is doing and contributing to those three. The other two, the reconditioning and the IBCs, it’s difficult; there’s no transparency for that.

So as we think about their performance, I recognize that you are making additions in IBCs, so that’s sort of an on-the-come sort of piece. The reconditioning business is, you bought some — spent a few hundred million dollars in putting some assets into place. Could you give us maybe a little more color as to how that is performing or contributing? Is it contributing, say, more than what the Flexibles business is right now, less than what the Flexibles business is right now? What are the key milestones to get better, or as we see that move forward? And then I’ve got a follow on as to how that business is doing, too.

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FEBRUARY 28, 2013 / 03:00PM GMT, GEF - Q1 2013 Greif Inc. Earnings Conference Call

David Fischer —Greif, Inc.—President and CEO

All right, I will make a first stab at this and then Rob may annotate.

So as far as the Rigids and recycling portion of your question, I would tell you that — and this is not to dodge your question, but it’s a fact of life that some of what I can’t quantify for you is the protection or defensive nature of the recycled/reconditioning business and what it has brought to the Rigids envelope. There are a growing number of very large customers — our largest, in fact, group of customers and some smaller ones — that require us to offer recycling/recondition capabilities as an imperative of doing business with them. And that is something that we have recognized and we are moving ahead with in a very aggressive way.

And then there’s the point that you bring up about returns, and I can say that they are positive at this point in time. They are contributing positively to the sector, but not nearly to the degree we had forecast or — particularly out of the Western Europe region, because of the inactivity and the lack of availability. Not only was there lack of availability of empty, raw drums, which is the raw material, empty, raw IBCs, which is the raw material for the reconditioning business.

Those that we do find we have to often travel farther for, which has raised our radius of logistics pickups. And for the ones that we have been able to get, we are also in competition with the other big players. So the price of those incoming to our envelope have gone up.

So I’m not making excuses for the business. I’m very bullish that this is the right thing to do, and in fact required to do because of our big customers move down the sustainability arm. And I’m confident that with increased activity, you are going to see a growing contribution of that reconditioning business in that envelope.

Rob, would you like to add anything to that?

Rob McNutt —Greif, Inc.—SVP and CFO

I think you covered it well. I think that the key point is that, as David said, not performing at this point where we had anticipated, really largely tied to the Western European slowdown, but on balance, those acquisitions are making positive contributions to the Company.

Chris Manuel —Wells Fargo Securities, LLC—Analyst

So when you say positive contributions, those are EBIT-positive businesses, as were the — particularly the recon business, as we look at it today?

Rob McNutt —Greif, Inc.—SVP and CFO

Yes. I don’t think — I don’t want to start down the path of giving you individual product line financials, but just to say that they are contributing, I think, is as far as I want to go.

Chris Manuel —Wells Fargo Securities, LLC—Analyst

Okay. That’s what I have for right now. Thank you.

Operator

Steve Chercover, D.A. Davidson.

Steve Chercover —D.A. Davidson & Co.—Analyst

First of all, I just want to confirm that in your reaffirmed guidance, you are not incorporating any moves on the containerboard price hike?

David Fischer —Greif, Inc.—President and CEO

Not yet. No, we have not included those into the reaffirmed guidance.

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FEBRUARY 28, 2013 / 03:00PM GMT, GEF - Q1 2013 Greif Inc. Earnings Conference Call

Steve Chercover —D.A. Davidson & Co.—Analyst

And as I recall, you guys are definitely price takers, but you are pretty good at following?

Rob McNutt —Greif, Inc.—SVP and CFO

Yes. We do not — unlike some others, we don’t go out and formally announce — as a relatively small player in the market, we don’t go out and formally announce, but rather have individual conversations with our customers. And those are conversations that are taking place as we speak and taking place every day.

To the degree that price increase does go through successfully, it’s really hard to see that having a material impact on Q2 results but would start to show up in Q3 and Q4.

Steve Chercover —D.A. Davidson & Co.—Analyst

Yes, indeed, I agree with that. But if you add that comment with your statement that Q1 exceeded your budget, then you know what? I know it’s only one quarter under our belt, but it’s possible that your $450 million to $500 million EBITDA numbers could ultimately come in light.

Rob McNutt —Greif, Inc.—SVP and CFO

I think there’s clearly some upside in the Paper business.

Steve Chercover —D.A. Davidson & Co.—Analyst

Great. And just switching gears to Flexibles, so there were some startup costs in Saudi Arabia in Q1. Will they be repeated in upcoming quarters?

Rob McNutt —Greif, Inc.—SVP and CFO

Yes. What we had said earlier was that we anticipated about $1 million a quarter for Saudi this coming year. And in addition, there are the other startup, smaller impact, the shipping sacks we mentioned and Morocco conversion which we mentioned. Those will have a smaller impact, but also a negative impact, and those depend on how quickly they start up.

Steve Chercover —D.A. Davidson & Co.—Analyst

Okay, thanks for that, Rob. And then on the SG&A front, your expenses were up due in part to the technology spend. And I’m assuming that that’s part of your drive to get SG&A into the single digits. So is it going to remain elevated near-term, or how long until we see these benefits?

Rob McNutt —Greif, Inc.—SVP and CFO

Yes, I would love to be able to tell you that we can roll out a new ERP system globally in six months, but I think to do it responsibly we are going to take our time to do that. And so the SG&A will be a bit elevated. Now, recognize part of that is also related to pension and medical as well as ERP. And so pension and medical tends to move around a bit more based on experience and so forth and how the fund performs.

But the ERP side of that we do expect to continue here and we will start to see the benefits of that. Our initial installation is supposed to happen the first calendar year or first half of this calendar year. And as that progresses and rolls out further, we should start seeing some improvement really next year in the impact of that.

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FEBRUARY 28, 2013 / 03:00PM GMT, GEF - Q1 2013 Greif Inc. Earnings Conference Call

Steve Chercover —D.A. Davidson & Co.—Analyst

Perfect. And one last quick one, if I can sneak it in. Your gross margins in Q1 were pretty strong, 18.6%. Do you think that is a sustainable for the rest of the year, or it’s going to get better as you have just better utilization?

Rob McNutt —Greif, Inc.—SVP and CFO

Yes. A couple of different things drive — clearly, the paper business with spread between containerboard and OCC being in pretty good shape, obviously that helps us. The cost structure improvement that — the investments that we have made over the past several years are helping us in the paper business. So clearly, the paper business is a significant component of that margin improvement.

Assuming we continue to have stable raw material prices and we get some demand improvement that we are starting to see the front end of in the Rigids business, hopefully we can sustain or potentially improve. Now, the risk to that, I think, is, we don’t get the improvement on the Rigids side that helps us out there; or, more likely, I think, as the Chinese markets broadly improve, that OCC demand there goes up and we get a little bit of negative impact there.

Steve Chercover —D.A. Davidson & Co.—Analyst

Alright, well that’s all I had, thank you very much.

Operator

Ghansham Panjabi, Robert W. Baird.

Ghansham Panjabi —Robert W. Baird & Company, Inc.—Analyst

Rob, just to clarify, on the $450 million to $500 million of EBITDA for fiscal year 2013, what are you assuming for restructuring charges and special items?

Rob McNutt —Greif, Inc.—SVP and CFO

Yes. We have not moved that at all. I think the guidance initially was in the $25 million range for restructuring and acquisition-related costs. Thus far in Q1, they were relatively light. And I think, as David said, until our downstream customers in Europe make some firm decisions in terms of facilities, it’s difficult for us to make a firm decision on how we will address that in Western Europe. But we certainly have plans on the shelf, depending on which way our customers go.

And so, depending on the timing of when our customers move, that is going to impact Western Europe. The balance of the world will continue, and there are some specific steps we will take here over the next several quarters that are on the table.

Ghansham Panjabi —Robert W. Baird & Company, Inc.—Analyst

Okay. And then just looking at Industrial Packaging over time, so fiscal year 2010 versus what you reported for the last fiscal year, 400-basis point decline — obviously, volume was a big part of that. Is there anything structurally different now — I guess there are some pricing issues, etc., in Western Europe — that prevents you from getting back to that 11% operating margin threshold there as volumes continue to recover?

Rob McNutt —Greif, Inc.—SVP and CFO

Yes. I would say no. I would say that, clearly, Western Europe, as it goes through a bit — as our downstream customer markets go through a bit of a restructuring in Western Europe, that’s a head wind. And Western Europe has been an important part of envelope. But at the same time, the Company has been doing, I think, a good job of building out in other markets around the world, and Eastern Europe, the Middle East and so forth, to offset that. And so we are getting some benefits there. And then, as David had talked about, the energy renaissance in North America, that that’s really where we see some real upside there.

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FEBRUARY 28, 2013 / 03:00PM GMT, GEF - Q1 2013 Greif Inc. Earnings Conference Call

Ghansham Panjabi —Robert W. Baird & Company, Inc.—Analyst

Okay, and just one final one on China — which specific end markets are you seeing improvement? Is it all localized demand that’s fueling the improvement? And are your customers also benefiting from shipping out of Western Europe on specialty chemicals into China? Thanks so much.

David Fischer —Greif, Inc.—President and CEO

Just real quick, our customer base are large multinationals that operate within China and large state-run operations that also operate. We are seeing both domestic consumption increase and export out of China not only to the Southeast Asia region. but even North America as key drivers of the demand pick up.

Ghansham Panjabi —Robert W. Baird & Company, Inc.—Analyst

Okay, thank you very much.

Operator

Thank you. We reached the end of our Q&A session. I would now like to turn the floor over to management for closing comments.

David Fischer —Greif, Inc.—President and CEO

Thank you, operator, and thank you all for participating in our call today. In closing, I would like to repeat that we are seeing the first signs of a long-awaited increase in global demand. However, recent years of choppy and false starts keep us grounded in a state of cautious optimism. Rob and I look forward to reporting further on these developments after our next quarter.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time and we thank you for your participation.

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